Exhibit 10.3
SENIOR VP COMPENSATION PLAN
2020

Position Title:    Senior Vice President – Troy Rosser
Territory:    United States and Canada

Base Salary $300,000 Per Year*

*$155,000 of the salary will be paid on a pro-rata basis over the year. The remaining
$145,000 of salary will be paid in varying amounts throughout the year based upon productivity and sales. That is, the first $145,000 earned under the commission structure below is guaranteed, will be treated as salary, and is included in the base salary of
$300,000.

Commission Structure:
Add-on Business Sales – Acute EHR, TruBridge
Add on business as defined by service line.
–EHR after 12th month from initial installation
–TruBridge commission and goal credit only applies to the first year of the initial term of the agreement.

Commission percentages: 0.5%

Subsequent years of initial term of contract outsourcing billing commission percentage: 0.4% (Subsequent years of initial term do not count toward goal)

Add-on Business Sales – AHT
Add on business as defined by service line. Commission percentages: 0.5%
New Business – Acute EHR, AHT, TruBridge
Bookings goal of $35,050,000 per year. Bookings profit per year is defined as the gross booking profit portion for EHR and bookings amount for TB in the sales year regardless of when the client initially installs. The bookings bonus will be applied for a period of one year from the date of initial installation.
–EHR months 1-12 from initial installation
–TruBridge/Rycan commission and goal credit only applies to the first year of the initial term of the agreement.

Commission percentages: 1% to goal, 1.5% above goal

Subsequent years of initial term of contract outsourcing billing commission percentage: 0.8% (Subsequent years of initial term do not count toward goal)

Flat Fee Commissions

Medicaid Enrollment Services - 1 time fee of $100 once we have billed the client $7,000
– or roughly 12 unique patients.

Payment Default by Client
In the event of a payment default on the part of the client for billed software, hardware or services, all commissions paid on the defaulted items are payable to CPSI and will be deducted from future commissions. In the event partial payment has been received, the commission to be deducted will be prorated based upon the payment amount received.

Post Employment Commission Payment
Commissions will not be paid to any individual who is no longer an employee of the Sales Department of CPSI. This includes those who have resigned or whose employment has been terminated.

In the event of an untimely death while employed in good standing, commissions will be paid according to sales role under the following criteria to the estate/beneficiary(ies) as listed in the employee’s last will and testament.
1.Items on order and invoiced or subsequent year TB rollovers within three months of the employee’s passing.
2.Initial year of TB new business contracts or Items invoiced within three months of the initial installation date for new sites that are under contract but not yet installed at the time of the employee’s passing.

CPSI may, in its sole discretion and at any time, adjust, discontinue, the Plan outlined where, in the opinion of CPSI, business conditions are such that changes or termination of the Plan are necessitated. Such modifications or termination may be made at the sole discretion of CPSI.

Sr. Vice President:

Date:

1-27-20

Executive Officer:             Date: